Traqiq, Inc. Completes Two Acquisitions to form Internet of things and data analytics Public company

Actively Researching Acquisition of Other Cash Flow Positive Private Companies

Bellevue, WA – August 24, 2017 – TraqIQ, Inc. (the “Company”) announced today that it has completed the acquisition of OmniM2M, Inc. and ci2i Services, Inc. in order to form a publicly held Industrial Internet of Things (IIoT) and Data Analytics company.

On August 24, 2017, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (SEC), which includes 2016 and 2015 audited financial reports and other information for the Company and its combined subsidiary businesses to help investors and analysts better understand its historical financial and operating results.

On July 19, 2017, TraqIQ, Inc. entered into a Share Exchange Agreement with OmniM2M, Inc. (“OmniM2M”) and its shareholders and Ci2i Services, Inc. (“Ci2i”) and its shareholders whereby the OmniM2M shareholders and the Ci2i shareholders agreed to exchange all of their respective shares in OmniM2M and Ci2i in exchange for 3,000,000 shares each of the Company’s common stock, par value $0.0001, effective upon the execution of the Share Exchange Agreement by all of the OmniM2M Shareholders and the Ci2i Shareholders.

The Company also filed with the SEC a Current Report on Form 8-K which details the Share Exchange Agreement; Changes to the Board of Directors and Officers; and Accounting Treatment for the transactions under the Share Exchange Agreement, which is being accounted for as a business combination with TraqIQ as the legal acquirer with Ci2i Services as the accounting acquirer.

“The combination of these companies will help TraqIQ deliver a comprehensive line of IIoT and data analytics cloud products and services that meet customers’ needs,” said Ajay Sikka, President and CEO of TraqIQ, Inc. “TraqIQ is actively researching potential acquisitions related to tracking and monitoring anything of value in multiple industries, including mobility and transportation, food services, energy and natural resources, and manufacturing.”

The Company’s new board of directors consists of Messrs. Ajay Sikka and Lloyd Spencer.

The Company’s intends to list its common stock with OTC Markets in the immediate future.

TraqIQ, Inc.

TraqIQ is a publicly held, fully reporting company with 2 operating subsidiary companies: OmniM2M, Inc., which offers products for the Industrial Internet of Things (IIoT) market; and Ci2i Services, Inc, which delivers information technology and data analytics consulting services.

For more information, please visit www.traqiq.com

Forward-Looking Statement

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

TraqIQ Investor Relations

(425) 818-0560, option 4

investor@traqiq.com